Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of PositiveID Corporation (the “Company”) of our report dated March 25, 2011, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2010 and 2009 and for the years then ended, which are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2011, and of our report dated August 5, 2011, with respect to our audits of the financial statements of MicroFluidic Systems as of December 31, 2010 and 2009 and for the years then ended, which are included in the Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 8, 2011. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ EisnerAmper LLP
August 22, 2011
New York, New York